Exhibit 99.2

Allied Healthcare Products, Inc. Amends Credit Agreement and Provides More Information Regarding Nasdaq Delisting

St. Louis, Missouri, January 31, 2023 – On January 31, 2023, Allied Healthcare Products, Inc. (the “Company”) announced that it had entered into an amendment (the “Amendment”) to the Company’s Loan and Security Agreement with Summit Financial Resources, LLC (“Summit”) dated effective February 27, 2017 (as previously amended, the “Credit Agreement”). The Amendment amends the Credit Agreement, effective January 30, 2023, as follows:

-	The maturity date has been amended to be February 20, 2023.
-	The maximum availability has been amended to $1,500,000. The borrowing base will be solely based on accounts receivable. The Company was required to pay down its inventory advance line to zero balance upon execution of the Amendment and will not be able to borrow against inventory for the remainder of the loan term.
-	The non-default interest rate will be 6.5% over the prime rate, as defined in the Credit Agreement.
-	The account administration fee is increasing to 0.6% of the outstanding balance of the loan.
-	The Company is required to engage the firm of Morris Anderson to consult regarding the Company’s operations and to manage the sale of all or substantially all of the Company’s assets. The Company is also required to engage an intermediary to broker the sale of the Company’s assets. The Company has already engaged Morris Anderson, as previously disclosed in a Current Report on Form 8-K filed on January 26, 2023. The Company has also already engaged an investment banking firm to broker the sale of the Company’s assets.
-	The Company must provide weekly collateral updates and operate in accordance with an agreed upon budget, subject to certain exceptions described in the Amendment.
-	Not later than February 19, 2023, the Company must (1) enter into an agreement with a stalking horse bidder reasonably acceptable to Summit for all of the Company’s assets, (2) enter into an agreement regarding the restructuring of the Company’s business, or (3) engage an auctioneer acceptable to Summit to manage the auction of all of the Company’s machinery, equipment and inventory.
-	Any sales of inventory or fixed assets are required to be used to pay down outstanding amounts under the Credit Agreement.
-	In the event the Company files bankruptcy proceedings, Summit will be entitled to a fee of $250,000 for providing debtor in possession financing, subject to court approval.

The foregoing is only a summary of the amendment to the Credit Agreement and is qualified in its entirety by the Sixth Amendment to Loan and Security Agreement.

Also, as previously disclosed, on January 25, 2023, Nasdaq notified the Company that, because of the Company’s failure to submit a compliance plan and its inability to file the late quarterly report for the quarter ended September 30, 2022, it has determined to delist the Company’s stock. The Company does not intend to appeal this decision and the delisting is expected to be effective at the opening of business on February 3, 2023, at which time trading in the Company’s stock will be suspended.

In response to stockholder inquiries, the Company is providing the following additional information. Following the close of trading on February 2, 2023, the Company’s stock will not trade on Nasdaq or any other stock exchange. It is possible that brokers may make a market in the Company’s stock on the OTC markets or the Pink Markets, but the Company does not intend to facilitate such trading in any way. Therefore, it is possible that after the close of trading on February 2, 2023, there will not be a market for the Company’s stock. Any market that does develop for the Company’s stock will likely be highly illiquid and volatile.

About the Company

Allied Healthcare Products, Inc. manufactures a variety of respiratory products used in the health care industry in a wide range of hospital and alternate site settings, including sub-acute care facilities, home health care and emergency medical care. The Company’s product lines include respiratory care products, medical gas equipment and emergency medical products.

Contact

Daniel Dunn 314-771-2400